Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-46422, 333-60268, 333-75496, 333-82702, 333-90770, 333-103151, 333-105542, 333-105545, 333-112709, 333-116907, 333-127207 and 333-122715) of Virage Logic Corporation of our report dated October 29, 2007, with respect to the consolidated financial statements of Ingot Systems, Inc. as of December 31, 2006 and 2005 and for each of the years in the two year period ended December 31, 2006 included in the Current Report (Form 8-K/A to be file on October 29, 2007) of Virage Logic Corporation.

/s/ Burr, Pilger & Mayer LLP

San Jose, California

October 29, 2007